FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust II

Series Number	1
Fund	Fidelity Pennsylvania Municipal Money Market Fund
Trade Date	08/25/09
Settle Date	09/03/09
Security Name	PA ST HEFA 09AK 3% 6/15/10
CUSIP	70917RXK6
Price	101.96
Transaction Value	$1,243,899.80
Aggregate Offering Value	$35,480,000
% of Offering	3.44%
Underwriter Purchased From	Robert W. Baird & Co., Inc.
Underwriting Members: (1)	Robert W. Baird & Co., Inc.
Underwriting Members: (2)	Boenning & Scattergood, Inc.
Underwriting Members: (3)	Davenport & Co. L.L.C.
Underwriting Members: (4)	Stifel, Nicolaus & Company, Inc.
Underwriting Members: (5)	Fidelity Capital Markets
Underwriting Members: (6)	Coastal Securities, Inc.
Underwriting Members: (7)	SAMCO Capital Markets
Underwriting Members: (8)	C.L. King & Associates
Underwriting Members: (9)	Kildare Capital
Underwriting Members: (10)	Vining-Sparks IBG, Limited Partnership
Underwriting Members: (11)	Bank of New York Mellon Capital Markets
Underwriting Members: (12)	NW Capital Markets Inc
Underwriting Members: (13)	Loop Capital Markets
Underwriting Members: (14)	Bernardi Securities
Underwriting Members: (15)	Northern Trust Securities, Inc.